SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(A) of the Securities Exchange
                                  Act of 1934


Filed by the Registrant                         /X/

Filed by a Party other than the Registrant      / /

Check the appropriate box:

/  /  Preliminary Proxy Statement

/  /  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement

/X/  Definitive Additional Materials

/  /  Soliciting Material Pursuant toss.240.14a-12


                            EXCELSIOR INCOME SHARES, INC.
                            -----------------------------
                   (Name of Registrant as Specified In Its Charter)


       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:
      Common Stock, par value $.01 per share
      ---------------------------------------------------------------

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/ / Fee paid previously with preliminary materials.

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                                [GRAPHIC OMITTED]
                          Excelsior Income Shares, Inc.
                              114 West 47th Street
                            New York, New York 10036



To:   Shareholders of Excelsior Income Shares

From: Your Board of Directors

You may receive proxy material from a dissident shareholder of your fund, Ralph Bradshaw, soliciting your vote for his hand picked slate of directors. We urge you not to sign his green proxy for the Bradshaw slate, and to vote for management's nominees on the WHITE proxy card. Here's why.

Bradshaw has told you he owns 501 shares and wants to reduce what he calls the fund's "substantial" discount to net asset value. Here's what he has not told you:

o Who is behind Bradshaw and his nominees? We think there's more going on than meets the eye.

o Bradshaw's "plan" makes no sense to us (he and his nominees have proposed the same or similar plans for other funds). Moreover, the fund's performance over the last year (+6.2%) and modest discount from net asset value are significantly more favorable than funds controlled by Bradshaw and his nominees. (See the chart below for the recent performance and NAV discounts of the funds that Bradshaw and his nominees control through their Board positions).

o Bradshaw and his nominees have no apparent expertise or experience in managing bond portfolios.

o What will the costs and benefits be of Bradshaw's "plan" for your fund? What will Bradshaw do if he and his nominees control the fund and Bradshaw's plan is not practical for a small, thinly traded closed end bond fund? (Note that Bradshaw's proxy statement specifically states he will only give "careful consideration" to adopting his so-called platform and that there is no assurance that his nominees will take the actions he advocates or that such actions will achieve their intended goals.)

o What does Bradshaw really have in mind for the fund? YOU SHOULD KNOW THAT BRADSHAW'S PERSONALLY OWNED, RECENTLY FORMED, INVESTMENT ADVISORY FIRM IS CURRENTLY BEING PROPOSED AS THE NEW INVESTMENT ADVISOR FOR THREE FUNDS ON WHOSE BOARD BRADSHAW AND HIS NOMINEES ARE MEMBERS.

                                LOOK AT THE FACTS

Here's how your fund compares to three funds for which Bradshaw and his nominees serve as directors:


                    --------------------------------------------------------
                            Name of fund            Discount      52 week
                                                   from NAV*   performance*
                    --------------------------------------------------------

     Your fund      Excelsior Income Shares           9.1%        +6.2%
                    --------------------------------------------------------

  Bradshaw's funds
                    --------------------------------------------------------

                    Clemente Strategic Value         19.0%        -43.8%
                    --------------------------------------------------------

                    Cornerstone Strategic Return     22.3%        -37.9%
                    --------------------------------------------------------

                    Progressive Return               16.2%        -33.7%
                    --------------------------------------------------------

--------------------
*Source:  Barrons, issue of March 26, 2001

                         WHAT'S WRONG WITH THIS PICTURE?

Are these the results you want to vote for? Your fund has a history of stable returns with low turnover and low costs. Your fund is intended to provide shareholders with a dependable income irrespective of market conditions and in fact over the ten year period ending February 2001 has outperformed both the Lehman Intermediate Government/Corporate and Lehman Government Corporate indices. We believe that we should stay the course and provide our shareholders the stable returns they expect.

We have grave concerns about Bradshaw's motives, capabilities and experience with bond funds. We also do not believe he has told you who is really behind his solicitation.

Even if you previously signed and returned Bradshaw's GREEN proxy card, you may revoke that proxy and vote for management's nominees and proposals by marking, signing, dating and mailing a later dated WHITE proxy card.

We urge you to sign management's WHITE proxy card and not to sign any other proxy.

If you have any questions or would like assistance in voting your shares, please contact Georgeson Shareholder Communications Inc., the Fund's proxy solicitor, at (800) 223-2064.